Exhibit 10.1

Bally's Corporation The Star Entertainment Group Limited
Subscription Agreement

Execution Version

Convertible Note Subscription Agreement

Contents

1	Definitions and Interpretation
	1.1	Definitions
	1.2	Interpretation
2	Agreement of Subscriber and Issuer
3	Terms and Conditions of Convertible Notes
4	Conditions Precedent to Tranche 2 Convertible Notes
	4.1	Conditions Precedent
	4.2	Waiver
	4.3	Best endeavours
	4.4	Specific obligations of co-operation
	4.5	Shareholder Approval
5	Issue of the Tranche 2 Convertible Notes
	5.1	Payment
	5.2	Issue of Tranche 2 Convertible Notes
	5.3	Holding Statement
	5.4	Subscriber nomination
	5.5	Other Investor Convertible Notes
6	Requirements for the issue of Convertible Notes
	6.1	ASX filings
	6.2	Disclosure Document
7	Sub Debt Instrument
	7.1	Acknowledgement of payment of Subordinated Debt Amount
	7.2	Subordination Deed
	7.3	Upsize of Sub Debt Instrument
	7.4	Calculation and payment of interest
	7.5	PIK Liability
	7.6	Payment, Default Interest and Delay in Payment
	7.7	Timing of repayment of the Sub Debt Instrument
	7.8	Method of repayment of the Sub Debt Instrument
	7.9	Redemption of the Sub Debt Instrument
	7.10	Assignment of the Sub Debt Instrument
	7.11	Notification of Tax Deduction
8	Representations and warranties
	8.1	Warranties by the Issuer
	8.2	Warranties by the Subscriber
	8.3	Knowledge
	8.4	Reliance on representations and warranties
	8.5	Separate Warranties
	8.6	No Warranties as to Forward Looking Information
	8.7	Notice
	8.8	Breach of representation or warranty
	8.9	Survival of Obligations
9	Undertakings
	9.1	Undertakings in respect of the Subordination Deed
	9.2	Sub Debt Undertakings
	9.3	Additional Sub Debt Undertakings
	9.4	Exceptions

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Convertible Note Subscription Agreement

10	Default
	10.1	Events of Default
	10.2	Cure Date
	10.3	Rights of Subscriber upon an Event of Default
11	Limitations of liability
	11.1	Disclosures
	11.2	Claims and conditions of payment
	11.3	Statutory actions
12	Additional obligations and agreements
	12.1	Execution of the Deed Poll
	12.2	Future offers of Shares by the Issuer
	12.3	Employee Incentive Scheme
	12.4	Board representation
	12.5	No due diligence
	12.6	No conflicting actions
	12.7	Further assurances
13	Withdrawal of Recommendation or Voting Intention
14	GST
	14.1	GST treatment of supply of Convertible Notes
	14.2	Recovery of GST
	14.3	Liability net of GST
	14.4	Adjustment events
	14.5	Survival
	14.6	Definitions
15	Notices
16	Inside Information
17	General provisions
	17.1	Entire agreement
	17.2	Severance
	17.3	Remedies and waiver
	17.4	No merger
	17.5	Assignment
	17.6	Amendment
	17.7	Costs
	17.8	Remedies cumulative
	17.9	Governing law and Jurisdiction
	17.10	Counterparts and electronic execution
	17.11	Service of process

Schedule 1 Deed Poll

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This Agreement is made on
Parties
1	The Star Entertainment Group Limited (ACN 149 629 023) (the Issuer).
2	Bally's Corporation (the Subscriber).
Recitals
A	The Issuer and the Subscriber entered into the Term Sheet on 7 April 2025.
B	The Issuer has issued the Tranche 1A Convertible Notes to the Subscriber pursuant to the Term Sheet for the Tranche 1A Subscription Amount.
C
The Subscriber has lent the Subordinated Debt Amount to the Issuer on a direct, unsecured, unconditional and non-convertible basis, subordinated to the Senior Facility Agreement in accordance with the Subordination Deed and otherwise subject to the terms and conditions of the Term Sheet.

D
The Issuer has agreed to issue the Tranche 2 Convertible Notes subject to satisfaction of the conditions precedent set out in the Term Sheet which conditions precedent include entry into the 'Long Form Agreements' contemplated in the Term Sheet.

E
The Issuer and the Subscriber have agreed to enter into this Agreement and the Issuer has agreed to execute the Deed Poll as the 'Long Form Agreements' contemplated by the Term Sheet with the intention that this Agreement and the Deed Poll supersede the Term Sheet and that the Subordinated Debt Amount will be governed by the Sub Debt Instrument.

F	The Convertible Notes will be convertible into fully paid ordinary shares of the Issuer subject to, and in accordance with, the Terms and Conditions set out in the Schedule to the Deed Poll.
G	The Subscriber has agreed to subscribe for, and the Issuer has agreed to issue, the Tranche 2 Convertible Notes on and subject to the terms and conditions of this Agreement.
It is agreed as follows.
1Definitions and Interpretation
1.1Definitions
The following definitions apply, in addition to terms defined elsewhere in this Agreement (if any).
Accounting Standards means, at any time:
(a)the requirements of the Corporations Act about the preparation and contents of the financial reports;
(b)the accounting standards approved under the Corporations Act; and
(c)generally adopted accounting principles, policies and practices and procedures in Australia to the extent not inconsistent with the accounting standards described in paragraph (b).

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Amount Owing means, in respect of the Sub Debt Instrument at any time, 100% of the Principal Outstanding at that time, plus any accrued and unpaid interest in respect of the Sub Debt Instrument at that time (for the avoidance of doubt, including any PIK Liability then outstanding).
ASIC means the Australian Securities and Investments Commission.
Associate has the meaning as set out in section 12 of the Corporations Act and Association has a corresponding meaning.
ASX means ASX Limited and, as the context requires, the market operated by it.
AUSTRAC means the Australian Transaction Reports and Analysis Centre.
Board means the Board of Directors of the Issuer.
Business Day means a weekday on which banks are open in New South Wales, Australia.
Change of Control means, in respect of the Issuer, where a person (together with its Associates), other than the Subscriber and its Associates, acquires or holds a Relevant Interest in more than 50% of the Shares in the Issuer (excluding any Relevant Interests under conditional contracts).
Claim includes a claim, notice, demand, action, proceeding, litigation, investigation, judgment, damage, loss, cost, expense or liability however arising, whether present, unascertained, immediate, future or contingent, whether based in contract, tort or statute or otherwise, and whether involving a third party or a party to this Agreement, that in any way relates to the Term Sheet, this Agreement, the Deed Poll or the transactions contemplated by them.
Competing Proposal means any actual or proposed proposal, offer, expression of interest, agreement, arrangement or transaction which, if entered into, implemented, consummated or completed substantially in accordance with its terms, would result in a person (other than the Subscriber and its Associates) whether alone or together with its Associates directly or indirectly:
(a)acquiring control of the Issuer or any other member of the Issuer Group within the meaning of section 50AA of the Corporations Act;
(b)acquiring, obtaining a right to acquire, or otherwise obtaining a legal, beneficial or economic interest in, or control of 50% or more:
(i)of a substantial part or a material part of the assets of; or
(ii)by value of any business conducted by,
the Issuer Group or of any member of the Issuer Group;
(c)acquiring or merging with the Issuer or any other member of the Issuer Group; or
(d)otherwise requiring or causing the Issuer to abandon or otherwise not to proceed with the transactions contemplated by this Agreement or any Director not providing its Recommendation or Voting Intention in respect of the transactions contemplated by this Agreement, whether by way of takeover bid, members' or creditors' scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy-back, sale or purchase of shares, other securities or assets, assignments of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement recapitalisation, refinancing or other transaction or arrangement. For the avoidance of doubt, each successive material modification or variation of a Competing Proposal will constitute a new Competing Proposal.
Condition Precedent means a condition precedent in clause 4.1.

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Constitution means the constitution of the Issuer, as amended from time to time.
Conversion Shares means Shares issued upon the conversion of Convertible Notes.
Convertible Notes means:
(a)the Tranche 1A Convertible Notes; and
(b)the Tranche 2 Convertible Notes,
in each case, issued or to be issued by the Issuer in accordance with this Agreement, the terms of which are set out in the Terms and Conditions, and Convertible Note means any or each of those (as the context requires).
Convertible Notes Register has the meaning given in the Terms and Conditions.
Corporations Act means the Corporations Act 2001 (Cth), as amended or relieved by any ASIC corporations instrument, class order or any other instrument.
Coupon Rate means 9.00% per annum.
Cure Date has the meaning given to that expression in clause 10.2.
DBC Exit Proposal means the proposed transactions contemplated by the binding heads of agreement between the Issuer, Chow Tai Fook Enterprises Limited and Far East Consortium International Limited on substantially the terms announced by the Issuer to the ASX on 7 March 2025 in the ASX announcement entitled 'Agreement to Exit Destination Brisbane Consortium and Consolidate The Star's position at the Gold Coast'.
Deed Poll means the deed poll set out in Schedule 1.
Default Interest Rate means 2.00% per annum.
Delisting means the Issuer ceases to be listed on ASX or the Shares cease (on a permanent basis) to be quoted or admitted to trading status on the ASX, other than following a Change of Control where the proponent of the Change of Control or one or more of its Associates acquires or holds a Relevant Interest in 100% of the Shares in the Issuer.
Director means a director of the Issuer.
Disclosure Material means the written information provided by or on behalf of the Issuer Group to the Subscriber prior to the date of this Agreement.
Event of Default has the meaning given in clause 10.1.
Fairly Disclosed means in relation to a fact, matter, event or circumstance, such fact, matter, event or circumstance being accurately disclosed in sufficient detail and to a sufficient extent to enable a reasonable and sophisticated person experienced in transactions of the kind the subject of this Agreement, to identify or otherwise be aware of the nature, scope and potential impact of the relevant fact, matter, event, or circumstance.
FATA means the Foreign Acquisitions and Takeovers Act 1975 (Cth).
FIRB means the Australian Foreign Investment Review Board.
Forward Looking Information means any projections, forecasts, statements, estimates, budgets, financial models, business plans or opinions with respect to the anticipated future performance of the Issuer Group expressly set out in the the 15 month liquidity scenario documents dated 2 April 2025 and 6 April 2025.
General Meeting means the general meeting of Shareholders to be held on or around 30 June 2025 but not later than 7 September 2025 for the purpose of considering the General Meeting Resolutions.

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General Meeting Resolutions means the resolutions of Shareholders to approve the issue of the Tranche 2 Convertible Notes to the Subscriber and for conversion of the Convertible Notes into Conversion Shares, including for the purposes of, and under, section 611 item 7 of the Corporations Act and the Listing Rules.
Governmental Agency means any Australian or foreign government or a governmental, semi-governmental or judicial entity or authority. It also includes the NICC, OLGR, AUSTRAC, Australian Taxation Office, FIRB and ASIC, as well as any self-regulatory organisation established under statute or a stock exchange (including the ASX) and equivalent bodies in jurisdictions outside Australia.
GST Act means the A New Tax System (Goods and Services Tax) Act 1999 (Cth).
Independent Expert means an independent expert to be engaged by Issuer.
Independent Expert’s Report means the report from the Independent Expert commissioned by the Issuer, which includes a statement by the Independent Expert on whether, in its opinion, the issue of the Tranche 2 Convertible Notes to the Subscriber and the conversion of the Convertible Notes into Conversion Shares is 'fair and reasonable' or 'not fair, but reasonable' and includes any update, revision or amendment of that report by the Independent Expert.
Inside Information has the meaning set out in section 1042A of the Corporations Act.
A person is Insolvent:
(a)for the purposes of clauses 8.1(b) and 8.2(b), if:
(i)it is (or states that it is) an insolvent under administration or insolvent (each as defined in the Corporations Act);
(ii)it has had a controller (as defined in the Corporations Act) or trustee appointed to any part of its property;
(iii)it is in liquidation or provisional liquidation;
(iv)it is under administration or has been wound up;
(v)an application or order has been made (and in the case of an application which is disputed by the person, it is not stayed, withdrawn or dismissed within 14 days), resolution passed, proposal put forward, or any other action taken, in each case in connection with that person, which is preparatory to or could result in any of the things described in any of the above paragraphs;
(vi)it is taken (under section 459F(1) of the Corporations Act) to have failed to comply with a statutory demand;
(vii)it is the subject of an event described in section 459C(2)(b) or section 585 of the Corporations Act (or it makes a statement from which another party to this Agreement reasonably deduces it is so subject);
(viii)it suspends payment of its debts, ceasing (or threatening to cease) to carry on all or a material part of its business, stating that it is unable to pay its debts or being or becoming otherwise insolvent;
(ix)it is otherwise unable to pay its debts when they fall due;
(x)a court or other authority enforcing any judgement or order against the person for the payment of money or the recovery of any property; or
(xi)something having a substantially similar effect to any of the things described in the above paragraphs happens in connection with that person under the law of any jurisdiction; or

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(b)for the purposes of clause 10.1(c), if:
(i)it has had a controller (as defined in the Corporations Act) or trustee appointed;
(ii)it is in liquidation or provisional liquidation; or
(iii)it is under administration or has been wound up.
Interest Payment Date has the meaning given in clause 7.4(b).
Interest Period means, in respect of the Sub Debt Instrument:
(a)in relation to the first Interest Period, the period from (and including) the Tranche 1A Issue Date to (but excluding) the first Interest Payment Date; and
(b)in relation to each subsequent Interest Period, the period from (and including) the immediately preceding Interest Payment Date to (but excluding) the next Interest Payment Date.
Issue Date means, in respect of a Convertible Note, the date on which that Convertible Note is issued.
Issuer Group means the Issuer and its Subsidiaries, and Issuer Group Member means any of them.
Issuer Warranties means the warranties given by the Issuer pursuant to clause 8.1.
Law means the following in force from time to time:
(a)statutes, regulations, by-laws, ordinances, subordinate legislation and any policy enforceable under legislation;
(b)the Listing Rules;
(c)directions, requirements or guidelines of any Governmental Agency, including statutory instruments drafted by local governments, with which the Issuer or the Subscriber is legally required to comply; and
(d)common law.
Liquidity Scenario Document means the 'Liquidity Scenario Document' dated 6 April 2025, as referred to in the Term Sheet, until such time as the parties (working together in good faith) have agreed another document to be the 'Liquidity Scenario Document' for the purposes of this Agreement.
Listing Rules means the listing rules of the ASX, as amended from time to time.
Material Operating Agreement means any contract, agreement, arrangement or commitment (or a series of related contracts, agreements, arrangements or commitments) relating to the ordinary course operations of the Issuer Group to which a member of the Issuer Group would become a party (including as amended, varied, modified, extended or restated from time to time).
Maturity Date means 2 July 2029.
NDA means the non-disclosure agreement entered into between the Subscriber and the Issuer dated 22 April 2025.
Net Tranche 2 Subscription Amount has the meaning given to that expression (as relevant) in clause 5.1(b) or clause 7.3.
NICC means the New South Wales Independent Casino Commission.
Noteholder means, in relation to a Convertible Note, the person who holds that Convertible Note, a successor or assignee of the Noteholder and, as the case may be, its liquidator(s).
OLGR means the Queensland Office of Liquor and Gaming Regulation.

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Other Investor means Investment Holdings Pty Ltd (ACN 006 336 303) as trustee for the BMG Discretionary Trust.
Other Investor Cancellation Event has the meaning given in clause 5.5(b).
Other Investor Cancellation Notice has the meaning given in clause 5.5(c).
Other Investor Non-Payment Notice means a 'Non Payment Notice' (as defined in the Other Investor Subscription Agreement) specifying that the Issuer is no longer obliged to issue any further Other Investor Notes to the Other Investor, and that the Other Investor can no longer increase the principal amount of the Other Investor Sub Debt Instrument in accordance with the Other Investor Subscription Agreement.
Other Investor Notes has the meaning given in clause 5.5(a).
Other Investor Sub Debt Instrument has the meaning given in clause 5.5(a).
Other Investor Subscription Agreement has the meaning given in clause 5.5(a).
Permitted Material Operating Agreement means any Material Operating Agreement that:
(a)will or is reasonably expected to result in annual aggregate expenditure of an amount less than $5,000,000;
(b)is for a term or contract period of 3 years or less (and contracts, agreements, arrangements or commitments with no stated term or contract period are presumed to have a term or contract period in excess of 3 years); and
(c)is on arm's length, commercial terms and entered into in the ordinary course operations of the Issuer Group
PIK Liability has the meaning given in clause 7.5(a)(ii).
PPSA means the Personal Property Securities Act 2009 (Cth).
PPS Register means the register established under the PPSA.
Prescribed Redemption Event means, in respect of the Sub Debt Instrument, any of the following events:
(a)a Change of Control occurs; or
(b)a Delisting occurs.
Principal Outstanding means at any time the aggregate principal amount outstanding under the Sub Debt Instrument at that time (excluding, for the avoidance of doubt, any PIK Liability).
Proceeding means any cause of action, legal action, investigation, dispute, claim, proceeding, suit, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, ruling, judgement, order, declaration of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise.
Recommendation has the meaning given to that expression in clause 4.5(b)(i).
Regulatory Approvals has the meaning given to that expression in clause 7.3.
Related Body Corporate has the meaning given to that term in the Corporations Act, and Related Bodies Corporate means more than one of them.
Relevant Court means the:
(a)High Court of Australia;
(b)Federal Court of Australia & Federal Circuit Court of Australia;

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(c)Supreme Court of New South Wales;
(d)Land and Environment Court of New South Wales; and
(e)Supreme & District Courts of Queensland.
Relevant Interest has the meaning given to that expression in sections 608 and 609 of the Corporations Act.
Representatives means the directors, officers, employees, agents or advisers including, without limitation, attorneys, accountants, consultants and financial advisers of a party.
Senior Agent means Global Loan Agency Services Australia Pty Ltd (ACN 608 829 303).
Senior Facility Agreement means the document entitled 'Syndicated Facility Agreement – Project Pirrama' dated 8 November 2023 between, among others, the Issuer and the Senior Agent, as amended from time to time.
Senior Facility Default means an 'Event of Default' or 'Potential Event of Default' under and as defined in the Senior Facility Agreement.
Senior Finance Parties means the Senior Agent, the Senior Security Trustee and each Senior Lender.
Senior Lender means each 'Lender' (from time to time and as defined under the Senior Facility Agreement).
Senior Security Trustee means Global Loan Agency Services Australia Nominees Pty Ltd (ACN 608 945 008).
Share means a fully paid ordinary share in the capital of the Issuer.
Shareholder means a person who is registered as the holder of one or more Shares.
Shareholder Approval has the meaning given in clause 4.1(a).
Specified Persons has the meaning given to that expression in clause 8.3(b).
Sub Debt Instrument means the subordinated loan facility provided by the Subscriber to the Issuer as set out in clause 7 of this Agreement.
Sub Debt Undertakings means, as the context requires, the undertakings in clauses 9.2 and 9.3 of this Agreement.
Subordinated Debt Amount means $44,385,237.87.
Subordination Deed means the subordination deed poll entered into by the Subscriber and the Issuer on or around the date of this Agreement.
Subscriber Deal Team means each of those employees of the Subscriber agreed between the Subscriber and the Issuer in writing prior to the date of this Agreement.
Subscriber Information has the meaning given to that expression in clause 4.5(d)(i).
Subscriber Warranties means the warranties given by the Subscriber pursuant to clause 8.2.
Subsidiary has the meaning given in the Corporations Act, provided that an entity will also be taken to be a Subsidiary of another entity if it is controlled by that entity (as 'control' is defined in section 50AA of the Corporations Act) and, without limitation:
(a)a trust may be a Subsidiary, for the purposes of which a unit or other beneficial interest will be regarded as a share;
(b)an entity may be a Subsidiary of a trust if it would have been a Subsidiary if that trust were a corporation; and

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(c)an entity will also be deemed to be a Subsidiary of an entity if that entity is required by the accounting standards to be consolidated with that entity, and provided further that no Issuer Group Member will be a Subsidiary of the Subscriber and Subsidiaries means more than one of them.
Superior Proposal means a genuine Competing Proposal that is received by the Issuer and that the Board determines, acting reasonably and in good faith and having regard to its fiduciary or statutory duties (after obtaining written legal advice from its external Australian legal adviser practicing in the area of corporate law and written advice from its external financial adviser):
(a)is reasonably capable of being valued and completed; and
(b)would, if completed in accordance with the terms of the Competing Proposal, be a transaction more favourable to the Issuer's shareholders than the transactions contemplated by this Agreement, in each case, after having taken into account all aspects of the Competing Proposal, including the identity, reputation and financial condition of the proponent of the Competing Proposal, the consideration (including on a time value of money basis) and form of consideration offered, the conditionality (including in relation to regulatory approvals), funding, certainty and timing of the Competing Proposal, all other relevant legal, financial, regulatory and other aspects of, and considerations relating to, the Competing Proposal and any other matters affecting the probability of the Competing Proposal being implemented in accordance with the terms of the Competing Proposal.
Tax means any tax, levy, impost, duty assessment or governmental charge of any kind imposed, levied, collected, withheld or assessed by or on behalf of an Governmental Agency (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).
Tax Conditions means the 'example' tax conditions in the form published by or on behalf of FIRB as set out in section D of version 4 of FIRB's Guidance Note 12 on 'Tax Conditions' in the form last updated on 14 March 2025.
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under the Sub Debt Instrument, a Convertible Note or this Agreement.
Term Sheet means the binding term sheet entitled 'AUD 300,000,000 Subordinated Debt and Convertible Notes' entered into by the Issuer and the Subscriber on 7 April 2025.
Terms and Conditions means the terms and conditions attaching to the Convertible Notes as set out in the Schedule to the Deed Poll.
Trading Day has the meaning given to that term in the Listing Rules.
Tranche 1A Convertible Notes means 278,517,860 notes convertible into 278,517,860 Conversion Shares which were issued by the Issuer to the Subscriber on the Tranche 1A Issue Date, subject to any adjustment under the Terms and Conditions.
Tranche 1A Default means an 'Event of Default' under and as defined in the Terms and Conditions.
Tranche 1A Issue Date means 11 April 2025.
Tranche 1A Nominee Holder means Bally's Star Holdings, LLC.
Tranche 1A Subscription Amount means $22,281,428.80.
Tranche 1B Convertible Notes means the 139,258,930 'Tranche 1B' convertible notes issued by the Issuer to the Other Investor on 11 April 2025.

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Tranche 2 Convertible Notes means:
(a)if an Other Investor Cancellation Event has occurred and the Issuer has provided the Subscriber with an Other Investor Cancellation Notice, 3,054,815,473 notes convertible into 3,054,815,473 Conversion Shares; or
(b)otherwise, 2,221,482,140 notes convertible into 2,221,482,140 Conversion Shares, to be issued in accordance with clause 5, subject to any adjustment under the Terms and Conditions.
Tranche 2 Issue Date means:
(a)the date being 5 Business Days after the Conditions Precedent in clauses 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been satisfied or waived to the extent and in accordance with clause 4 provided that the Condition Precedent in clause 4.1(f) as at 5pm on the day immediately prior to that date has been satisfied or waived; or
(b)such other date agreed in writing by the Issuer and the Subscriber.
Tranche 2 Nominee Holder has the meaning given to that expression in clause 5.4(b).
Tranche 2 Subscription Amount means:
(a)if an Other Investor Cancellation Event has occurred and the Issuer has provided the Subscriber with an Other Investor Cancellation Notice, $244,385,237.87; or
(b)otherwise, $177,718,571.20.
Voluntary Secured Lender Action means any one or more of the following:
(a)amending, extending, renewing, novating, replacing, supplementing or otherwise varying (including granting any waiver in relation to), the Senior Facility Agreement, or creating any new secured facilities;
(b)increasing the principal amount of the facilities available or permitted to be outstanding under the Senior Facility Agreement;
(c)shortening the time for payment of a principal amount of the facilities under the Senior Facility Agreement;
(d)extending the maturity date for all or any part of the facilities under the Senior Facility Agreement;
(e)increasing the applicable margins or line fees (or the frequency of payment of interest or line fees), or any line fees, in respect of the facilities under the Senior Facility Agreement (other than as a result of selection of interest periods in accordance with the Senior Facility Agreement);
(f)increasing default interest or other amounts payable only on the occurrence of or after an event of default or default (however described) under the Senior Facility Agreement;
(g)rendering any financial covenant under the Senior Facility Agreement more onerous than as at the date of the Term Sheet;
(h)varying the obligations of an Issuer Group Member under the Senior Facility Agreement such that the relevant Issuer Group Member becomes subject to materially more onerous obligations than the obligations under the Senior Facility Agreement as at the date of the Term Sheet; and
(i)varying any definitions in the Senior Facility Agreement to the extent the changes would result in any event or circumstance in paragraphs (a) to (h) above occurring.
Voting Intention has the meaning given to that expression in clause 4.5(b)(ii).

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VWAP means in respect of a Share on any Trading Day the volume-weighted average price on ASX on such Trading Day published by or derived from Bloomberg page SGR AU Equity HP (setting Weighted Average Line and using values not adjusted for any event occurring after such Trading Day, and for the avoidance of doubt, all values will be determined with all adjustment settings on the DPDF Page switched off) for such Share.
Warranties means the Issuer Warranties and the Subscriber Warranties.
1.2Interpretation
(a)Headings are for convenience only and do not affect interpretation.
(b)Mentioning anything after includes, including, for example, or similar expressions, does not limit what else might be included.
(c)Nothing in this Agreement is to be interpreted against a party solely on the ground that the party put forward this Agreement or a relevant part of it.
(d)The following rules apply unless the context requires otherwise.
(i)The singular includes the plural, and the converse also applies.
(ii)A gender includes all genders.
(iii)If a word or phrase is defined, its other grammatical forms have a corresponding meaning.
(iv)A reference to a person includes a corporation, trust, partnership, unincorporated body or other entity, whether or not it comprises a separate legal entity.
(v)A reference to a clause, Schedule or Annexure is a reference to a clause of, or Schedule or Annexure to, this Agreement unless otherwise indicated.
(vi)A reference to an agreement or document (including a reference to this Agreement) is to the agreement or document as amended, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document, and includes the recitals, schedules and annexures to that agreement or document.
(vii)A reference to writing includes any method of representing or reproducing words, figures, drawings or symbols in a visible and tangible form.
(viii)A reference to a party to this Agreement or another agreement or document includes the party's successors, permitted substitutes and permitted assigns (and, where applicable, the party's legal personal representatives).
(ix)A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.
(x)A rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Agreement or any part of it.
(xi)A reference to conduct includes an omission, statement or undertaking, whether or not in writing.
(xii)A reference to an agreement includes any undertaking, deed, agreement and legally enforceable arrangement, whether or not in writing, and a reference to

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a document includes an agreement (as so defined) in writing and any certificate, notice, instrument and document of any kind.
(xiii)A reference to dollars or $ is to Australian currency.
(xiv)A reference to time is to Sydney, New South Wales, Australia time.
2Agreement of Subscriber and Issuer
The Subscriber agrees to subscribe for the Tranche 2 Convertible Notes and that the provision of the Subordinated Debt Amount will be governed by the terms of the Sub Debt Instrument subject to the terms of this Agreement and the Subordination Deed.
3Terms and Conditions of Convertible Notes
(a)This Agreement supersedes all previous agreements or understandings between the Issuer and the Subscriber, including, for the avoidance of doubt, the Term Sheet.
(b)The Issuer will issue the Tranche 2 Convertible Notes in accordance with this Agreement and on the Terms and Conditions.
(c)The Subscriber and the Issuer acknowledge and agree that, notwithstanding that the Tranche 1A Convertible Notes were issued prior to the date of this Agreement and the Tranche 1A Subscription Amount was paid by the Subscriber to the Issuer prior to the date of this Agreement, the Tranche 1A Convertible Notes are subject to the terms of this Agreement and the Terms and Conditions. For the avoidance of doubt, this clause 3(c) applies on and from the Tranche 1A Issue Date.
4Conditions Precedent to Tranche 2 Convertible Notes
4.1Conditions Precedent
The Subscriber will not be obliged to subscribe for, and the Issuer shall not be obliged to create or issue, the Tranche 2 Convertible Notes in accordance with clause 5 unless each of the following Conditions Precedent are satisfied or waived to the extent and in accordance with clause 4:
(a)(shareholder approval) Shareholders approve the General Meeting Resolutions by the requisite majority at the General Meeting (the Shareholder Approval);
(b)(FIRB) either of the following occur:
(i)the Treasurer of the Commonwealth of Australia (or the Treasurer's delegate) provides written notice under the FATA stating that, or to the effect that, the Commonwealth Government has no objection to the acquisition contemplated by this Agreement, whether on an unconditional basis or subject only to:
(A)conditions acceptable to the Subscriber (acting reasonably); or
(B)the Tax Conditions issued by FIRB from time to time (or any terms, conditions or undertakings that are consistent in all material respects with the Tax Conditions); or
(ii)following the Subscriber giving notice under the FATA of the acquisition contemplated by this Agreement, the Treasurer of the Commonwealth of Australia becomes precluded by passage of time from making any order or decision under Division 2 of Part 3 of the FATA in respect of the acquisition contemplated by this Agreement, and the 10 day period referred to in section 82(2)(a) of the FATA has ended or the period referred to in section 82(2)(b) of the FATA has ended (whichever is applicable);

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(c)(probity and regulatory) the Subscriber having received all necessary regulatory approvals under applicable Australian Laws to subscribe for the Tranche 2 Convertible Notes, and for the conversion of any Convertible Notes into Conversion Shares, including for the avoidance of doubt, under:
(i)the Casino Control Act 1992 (NSW) and the Casino Control Act 1982 (Qld); and
(ii)any agreement, contract or deed between any Issuer Group Member and any Governmental Agency concerning the casino, gaming or other business operations of any Issuer Group Member;
(d)(ASX Listing Rule 6.1 confirmation) ASX having confirmed that, in ASX's opinion, the Terms and Conditions which apply to the Tranche 2 Convertible Notes are fair and equitable for the purposes of Listing Rule 6.1;
(e)(Senior Facility Agreement) the Senior Agent having provided all consents, approvals and waivers necessary for the purposes of the Senior Facility Agreement, in the opinion of the Issuer (acting reasonably), to give effect to the transactions contemplated by this Agreement; and
(f)(no defaults) the Issuer having confirmed that there is no Senior Facility Default subsisting under the Senior Facility Agreement, and no Event of Default by the Issuer subsisting under the Sub Debt Instrument, the Tranche 1A Convertible Notes or this Agreement as at 5:00pm on the day immediately prior to the date being 5 Business Days after the Conditions Precedent in clauses 4.1(a), 4.1(b), 4.1(c), 4.1(d) and 4.1(e) have been satisfied or waived to the extent and in accordance with clause 4.
4.2Waiver
(a)The Conditions Precedent in clauses 4.1(a) to 4.1(e) cannot be waived.
(b)The Condition Precedent in clause 4.1(f) is for the sole benefit of the Subscriber and any breach or non-satisfaction of that Condition Precedent may be waived by the Subscriber in its sole and absolute discretion (acting reasonably and without delay).
4.3Best endeavours
Each of the Issuer and Subscriber will use best endeavours within its capacity to procure that:
(a)each of the Conditions Precedent set out in clause 4.1 for which it is responsible:
(i)are satisfied as soon as reasonably practicable after the date of this Agreement; and
(ii)continues to be satisfied at all times until the last time it is required to be satisfied in accordance with this Agreement (as the case may require); and
(b)there is no occurrence that would prevent the Conditions Precedent for which it is responsible being satisfied (provided, for the avoidance of doubt, that this does not require the Subscriber to agree or accept any conditions imposed in relation to any Regulatory Approvals).
4.4Specific obligations of co-operation
Without limiting the generality of clause 4.3:
(a)each party must make all necessary and appropriate applications and supply all necessary and appropriate information for the purpose of enabling the Conditions

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Precedent to be satisfied (provided that any commercially sensitive or competitive sensitive or privileged information may be redacted from the information provided); and
(b)each party must:
(i)keep the other party promptly and reasonably informed of the steps it has taken and of its progress towards satisfaction of the Conditions Precedent;
(ii)promptly notify (and in any case within 2 Business Days) the other party in writing if it becomes aware that any Condition Precedent has been satisfied, in which case the notifying party must also provide reasonable evidence that the Condition Precedent has been satisfied and must keep the other party informed of any material development of which it becomes aware that may lead to the breach or non-satisfaction of the Condition Precedent; and
(iii)promptly notify (and in any case within 2 Business Days) the other party in writing of a breach or non-satisfaction of a Condition Precedent or of any fact or circumstance that results in that Condition Precedent becoming incapable of being satisfied or that may result in that Condition Precedent not being satisfied in accordance with its terms.
4.5Shareholder Approval
(a)The Issuer represents and warrants to the Subscriber that, as at the date of this Agreement, each Director has confirmed:
(i)their recommendation in respect of the General Meeting Resolutions is that Shareholders vote in favour of the General Meeting Resolutions; and
(ii)they intend to vote, or cause to be voted, all Shares in which they have a Relevant Interest in favour of the General Meeting Resolutions, in each case, subject only to:
(iii)the absence of a Superior Proposal; and
(iv)the Independent Expert concluding in the Independent Expert's Report that the issue of the Tranche 2 Convertible Notes to the Subscriber and the conversion of the Convertible Notes into Conversion Shares is 'fair and reasonable' or 'not fair, but reasonable'.
(b)The Issuer must procure that the Directors:
(i)unanimously recommend that Shareholders vote in favour of the General Meeting Resolutions at the General Meeting, subject to the absence of a Superior Proposal and the Independent Expert concluding in the Independent Expert's Report that the issue of the Tranche 2 Convertible Notes to the Subscriber and the conversion of the Convertible Notes into Conversion Shares is 'fair and reasonable' or 'not fair, but reasonable' (Recommendation); and
(ii)intend to vote, or cause to be voted, all Shares in which they have a Relevant Interest in favour of the General Meeting Resolutions, subject to the absence of a Superior Proposal and the Independent Expert concluding in the Independent Expert's Report that the issue of the Tranche 2 Convertible Notes to the Subscriber and the conversion of the Convertible Notes into Conversion Shares is 'fair and reasonable' or 'not fair, but reasonable' (Voting Intention).

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(c)Without limiting clauses 4.3 and 4.4 above, the Issuer must take all steps reasonably necessary to obtain the Shareholder Approval, including by:
(i)convening and holding the General Meeting to obtain the Shareholder Approval. The parties acknowledge that the Issuer is targeting to convene and hold the General Meeting on or before 7 July 2025;
(ii)as soon as practicable after the date of this Agreement, preparing and despatching all documents required or necessary for the General Meeting:
(A)in accordance with all applicable Laws, including the Corporations Act, Corporations Regulations, ASIC Regulatory Guide 74 and the Listing Rules; and
(B)which includes statements of the Board collectively, and the Directors individually, in respect of its and their Recommendation and Voting Intention (as applicable) referred to in clause 4.5(b);
(iii)consulting with the Subscriber as to the content and presentation of all documents required or necessary for the General Meeting which includes:
(A)providing to the Subscriber successive drafts of such documents and the Independent Expert's Report for the purposes of enabling the Subscriber to review and comment on those draft documents, provided that, in relation to the Independent Expert's Report, the Subscriber's review is to be limited to a factual accuracy review;
(B)consulting with the Subscriber in relation to the content and presentation of the General Meeting documents; and
(C)taking all reasonable comments made by or on behalf of the Subscriber into account in good faith when producing a revised draft of such documents a reasonable; and
(iv)ensuring that any material public statement or announcement relating to the transactions contemplated by this Agreement includes statements of the Board collectively, and the Directors' individually, in respect of its and their Recommendation and Voting Intention (as applicable) referred to in clause 4.5(b).
(d)The Subscriber:
(i)acknowledges and agrees that it will prepare and promptly provide to the Issuer all information required by the Issuer in respect of the Subscriber and its Subsidiaries for inclusion in the documents referred to in clause 4.5(c)(iii) above (the Subscriber Information); and
(ii)undertakes that the Subscriber Information will not contain any material statement that is false or misleading in a material respect, whether because of any material omission from that statement or otherwise.
5Issue of the Tranche 2 Convertible Notes
5.1Payment
(a)Subject to clauses 5.1(b) and 7.3, if at the time the Shareholder Approval has been obtained, all other applicable Conditions Precedent in clause 4.1 have also been satisfied or waived (as applicable), the Subscriber must pay, or cause to be paid, the Tranche 2 Subscription Amount to the Issuer within 2 Business Days of the Shareholder Approval

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being obtained. This payment must be made in immediately available Australian dollars by electronic funds transfer to an account nominated by the Issuer.
(b)The Principal Outstanding repayable to the Subscriber under clause 7.7(a) will be taken to have been set off against the obligation of the Subscriber to pay the Tranche 2 Subscription Amount under clause 5.1(a), so that the Subscriber is only required to pay under clause 5.1(a) the Tranche 2 Subscription Amount less the Principal Outstanding as at the Tranche 2 Issue Date (Net Tranche 2 Subscription Amount).
5.2Issue of Tranche 2 Convertible Notes
If clauses 5.1 or 7.3 apply, on the date of receipt of the Net Tranche 2 Subscription Amount by the Issuer in accordance with clause 5.1 or 7.3, the Issuer must issue the Tranche 2 Convertible Notes to the Subscriber. If the Issuer receives payment of the Net Tranche 2 Subscription Amount after 5pm on a particular day, it will be deemed to be received by the Issuer on the following Business Day.
5.3Holding Statement
On the Tranche 2 Issue Date, the Issuer must procure entry of the Subscriber in the Convertible Notes Register as the holder of the Tranche 2 Convertible Notes and as soon as practicable after provide (or procure that its securities registry provides) to the Subscriber a holding statement of the Tranche 2 Convertible Notes.
5.4Subscriber nomination
(a)The Issuer and the Subscriber acknowledge and agree that:
(a)the Subscriber may nominate in writing the Tranche 1A Nominee Holder to hold the Tranche 1A Convertible Notes;
(b)at any time prior to the Business Day before the Tranche 2 Issue Date, the Subscriber may nominate any wholly-owned Subsidiary of the Subscriber (Tranche 2 Nominee Holder) to hold the Tranche 2 Convertible Notes;
(c)prior to the Tranche 2 Nominee Holder being issued or holding any Tranche 2 Convertible Notes, it must:
(i)have received all necessary regulatory approvals under applicable Australian Laws to hold the relevant Convertible Notes and any Conversion Shares, including for the avoidance of doubt, under:
(A)the Casino Control Act 1992 (NSW) and the Casino Control Act 1982 (Qld); and
(B)any agreement, contract or deed between any Issuer Group Member and any Governmental Agency concerning the casino, gaming or other business operations of any Issuer Group Member; and
(ii)if required by the Senior Agent, execute a subordination deed on the same terms as contained in the Subordination Deed; and
(d)notwithstanding the Tranche 1A Nominee Holder or a Tranche 2 Nominee Holder (each, a Nominee Holder) may hold the Convertible Notes and Conversion Shares, the Subscriber remains at all times liable for its obligations under this Agreement and the Subordination Deed, including any obligation to pay money, and the Subscriber shall procure that the Nominee Holder complies with any obligations set out in this Agreement and the Subordination Deed to the extent applicable.

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5.5Other Investor Convertible Notes
(a)The parties acknowledge that on or about the date of this Agreement, the Other Investor has entered into an agreement (Other Investor Subscription Agreement) with the Issuer to subscribe for up to 1,110,741,070 convertible notes described as 'Tranche 2 Convertible Notes' (Other Investor Notes) and to lend subordinated debt to the Issuer (Other Investor Sub Debt Instrument).
(b)An Other Investor Cancellation Event will occur if:
(i)within two Business Days of the Shareholder Approval being obtained in respect of the Tranche 2 Convertible Notes subject to this Agreement (the Other Investor Payment Date), the Other Investor has not paid to the Issuer in immediately available Australian dollars by electronic funds transfer to an account nominated by the Issuer (as applicable):
(A)the applicable subscription amount in respect of the Other Investor Notes in accordance with the Other Investor Subscription Agreement; or
(B)the applicable upsize amount in respect of the Other Investor Sub Debt Instrument, whether due to the Other Investor's default of its obligations under the Other Investor Subscription Agreement, approval of Shareholders not being obtained with respect to the issuance of the Other Investor Notes to the Other Investor, the right of the Other Investor to subscribe for the Other Investor Notes, or the Other Investor Notes, being cancelled or extinguished or otherwise;
(ii)the Other Investor has failed to cure or otherwise rectify the matters set out in clause 5.5(b)(i) above by making the applicable payment to the Issuer within two Business Days of the Other Investor Payment Date; and
(iii)the Issuer has provided an Other Investor Non-Payment Notice to the Other Investor.
(c)The Issuer will promptly notify the Subscriber in writing if an Other Investor Cancellation Event occurs (Other Investor Cancellation Notice).
6Requirements for the issue of Convertible Notes
6.1ASX filings
Immediately upon the issue of any Convertible Notes, the Issuer must duly execute and lodge with the ASX in accordance with all applicable Laws any Appendix 3B or Appendix 3G (as those terms are defined in the Listing Rules) that is required for the issue of any Convertible Notes.
6.2Disclosure Document
The Issuer must:
(a)on or prior to the Tranche 2 Issue Date, lodge with ASIC a disclosure document complying with Chapter 6D of the Corporations Act relating to the issue of Shares on conversion of the Tranche 1A Convertible Notes and the issue of the Tranche 2 Convertible Notes for the purposes of seeking to ensure that the on-sale restrictions in the Corporations Act will not apply in respect of any Conversion Shares following conversion of the Tranche 1A Convertible Notes or the Tranche 2 Convertible Notes (Prospectus); and

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(b)lodge with ASIC a supplementary or replacement prospectus in relation to such Prospectus in each circumstance contemplated by section 719(1) or section 719(1A) of the Corporations Act.
7Sub Debt Instrument
7.1Acknowledgement of payment of Subordinated Debt Amount
(a)It is acknowledged and agreed that, prior to the date of this Agreement, the Subscriber lent the Subordinated Debt Amount (excluding the impacts of any potential upsizes to the Subordinated Debt Amount in accordance with clauses 7.3(d), 7.3(e) or 7.3(f) of this Agreement) to the Issuer in immediately available Australian dollars by electronic funds transfer to an account nominated by the Issuer.
(b)For the avoidance of doubt, notwithstanding that the Subordinated Debt Amount was lent to the Issuer prior to the date of this Agreement, the provision of the Subordinated Debt Amount by the Subscriber to the Issuer is subject to the terms of this Agreement.
7.2Subordination Deed
It is acknowledged and agreed that the Sub Debt Instrument, and the payment of, and the rights and claims in respect of, the Sub Debt Instrument, are subordinated and postponed and made subject in right of payment to the Senior Facility Agreement in the manner set out in the Subordination Deed.
7.3Upsize of Sub Debt Instrument
If the Conditions Precedent in clauses 4.1(d) (ASX Listing Rule 6.1 confirmation), 4.1(e) (Senior Facility Agreement) and 4.1(f) (no defaults) have been satisfied, but any of the Conditions Precedent in clauses 4.1(b) (FIRB) and 4.1(c) (probity and regulatory) (together, the Regulatory Approvals) have not been satisfied, and:
(a)there continues to be no Event of Default by the Issuer subsisting under this Agreement;
(b)there continues to be no Tranche 1A Default subsisting; and
(c)the Issuer has confirmed in writing to the Subscriber that there is no Senior Facility Default subsisting under the Senior Facility Agreement,
(i)in each case,
(d)by the time the Shareholder Approval is obtained, the Subordinated Debt Amount shall be increased by $66,666,666.67 and the Subscriber will lend that amount to the Issuer in respect of such upsize in full within 2 Business Days of the date on which Shareholder Approval is obtained;
(e)if an Other Investor Cancellation Event has occurred and the Issuer has provided the Subscriber with an Other Investor Cancellation Notice, the Subordinated Debt Amount shall be increased by a further $33,333,333.33 and the Subscriber will lend that amount to the Issuer in respect of such upsize in full within two Business Days of the Other Investor Cancellation Notice; and
(f)by 7 October 2025 (provided for the avoidance of doubt the Shareholder Approval has been obtained at that time):
(i)if an Other Investor Cancellation Event has occurred and the Issuer has provided the Subscriber with an Other Investor Cancellation Notice prior to 7 October 2025, the principal amount of the Subordinated Debt Amount shall be increased

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by a further amount equal to $100,000,000 and the Subscriber will lend that amount to the Issuer in respect of such further upsize by 9 October 2025; and
(ii)if an Other Investor Cancellation Event has not occurred, the principal amount of the Subordinated Debt Amount shall be increased by a further amount equal to $66,666,666.67 and the Subscriber will lend that amount to the Issuer in respect of such further upsize by 9 October 2025, provided that if all the Regulatory Approvals are obtained at any time after the Shareholder Approval, the Principal Outstanding repayable to the Subscriber under clause 7.7(a) will set off against the obligation of the Subscriber to pay the Tranche 2 Subscription Amount under clause 5.1(a), so that the Subscriber is only required to pay under clause 5.1(a) the Tranche 2 Subscription Amount less the Principal Outstanding as at the Tranche 2 Issue Date (Net Tranche 2 Subscription Amount). In such case, notwithstanding any other provision of this Agreement or the Terms and Conditions, the Net Tranche 2 Subscription Amount shall be payable within 2 Business Days after all Regulatory Approvals have been obtained. This payment must be made in immediately available Australian dollars by electronic funds transfer to an account nominated by the Issuer.
7.4Calculation and payment of interest
(a)Interest accrues from day to day on the Principal Outstanding and any PIK Liability at the Coupon Rate for each Interest Period and is payable quarterly in arrears in accordance with clause 7.4(b). Any interest shall be calculated on the basis of a 365 day year.
(b)Subject to clause 7.5 below, the Issuer must pay interest accrued on the Principal Outstanding and any PIK Liability in accordance with clause 7.4(a) above to the Subscriber:
(i)quarterly in arrears, commencing on the date that is 3 months after the Tranche 1A Issue Date, each such date being an Interest Payment Date; and
(ii)on the Maturity Date, if there are any amounts of interest outstanding by such date.
7.5PIK Liability
(a)At the Issuer’s election, and subject to the terms of the Subordination Deed, any quarterly interest payment amount in respect of the Principal Outstanding and any PIK Liability can be paid:
(i)in cash; or
(ii)in kind via an increase in a separate cash liability (the PIK Liability) and not via an increase in the Principal Outstanding.
(b)The Issuer shall be deemed to have elected to incur or increase the PIK Liability in respect of the Sub Debt Instrument for each applicable Interest Payment Date without the need for notice to the Subscriber for so long as amounts payable under the Senior Facility Agreement remain outstanding and the Subordination Deed remains in place, following which the Issuer may change such election by notice in writing to the Subscriber at any time on not less than 5 Business Days' notice prior to the next Interest Payment Date.
(c)If the Issuer elects to pay one or more interest payments in kind, the Issuer may make one or more payments to the Subscriber prior to the Maturity Date to reduce or extinguish the then outstanding PIK Liability by notice in writing to the Subscriber at any time on not less than 5 Business Days' notice prior to the next Interest Payment Date. Such payments can, at the Issuer's sole election, be in cash or can be satisfied by the issue of

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the number of Shares calculated in accordance with clause 7.5(d), provided that the issue of such Shares does not result in any breach of applicable Laws.
(d)The number of Shares to be issued under clause 7.5(c) will be determined based on the arithmetic average of the daily VWAP of the Shares for the 15 consecutive Trading Days immediately preceding the date the Issuer provides notice to the Subscriber of such payment.
(e)The PIK Liability shall otherwise become due and payable on the Maturity Date subject to the Subordination Deed.
7.6Payment, Default Interest and Delay in Payment
(a)If the date scheduled for any payment under the Sub Debt Instrument is not a Business Day, then the payment will be made on the next Business Day.
(b)If the Issuer fails to pay any sum in respect of the Sub Debt Instrument when the sum becomes due and payable under this Agreement, interest shall accrue on the overdue sum at the Coupon Rate plus the Default Interest Rate per annum from the due date. Such interest shall be calculated on the basis of a 365 day year.
(c)The Subscriber will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due:
(i)as a result of the due date not being a Business Day; or
(ii)if the Subscriber does not provide the necessary account details for payment in accordance with this Agreement.
7.7Timing of repayment of the Sub Debt Instrument
(a)Subject to the other terms of this Agreement:
(a)the Principal Outstanding shall be repayable by the Issuer on the earlier of the Tranche 2 Issue Date and the Maturity Date; and
(b)any accrued but unpaid interest (including, for the avoidance of doubt, the PIK Liability) shall be repayable by the Issuer on the Maturity Date.
7.8Method of repayment of the Sub Debt Instrument
(a)It is acknowledged and agreed that, in accordance with clause 5.1(b), the issuance of the Tranche 2 Convertible Notes in accordance with clause 5 or clause 7.3 on the Tranche 2 Issue Date will satisfy in full the Issuer's obligations to repay the Principal Outstanding.
(b)If the Issuer is required to make a payment in immediately available funds to the Subscriber, it must do so to an account nominated by the Subscriber in writing, or as otherwise agreed in writing between the parties. Payments must (subject to clauses 5.1(b) and 7.3) be in cleared funds and free of any set-off, counterclaim or other deduction, except for a Tax required by law.
7.9Redemption of the Sub Debt Instrument
(a)Subject to the terms of the Subordination Deed, if Shareholder Approval has not been obtained by 7 September 2025, the Issuer must repay the Subscriber, by 5 January 2026, the Amount Owing.
(b)Subject to the terms of the Subordination Deed, if the Regulatory Approvals have not been obtained by 7 May 2026, the Sub Debt Instrument shall be redeemable in full at the election of the Subscriber, by notice in writing to the Issuer. Upon receipt of such written

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election from the Subscriber, the Issuer must repay the Subscriber, within 120 days of the date of such election, the Amount Owing.
(c)The Issuer must promptly notify (and in any case within 2 Business Days) the Subscriber in writing upon becoming aware of any fact, matter or circumstance that will lead to a Prescribed Redemption Event, provided that such notification must contain a reasonable summary of the fact, matter or circumstance in sufficient detail and otherwise to a sufficient extent (to the extent the details are known at the applicable time).
(d)Subject to the terms of the Subordination Deed, the Subscriber may, provided the Issuer has provided notice required by clause 7.9(c), by notice in writing given no later than 10 Business Days following the occurrence of a Prescribed Redemption Event (or such longer period consented to by the Issuer in writing), elect in its discretion to redeem in full the Sub Debt Instrument. Upon such election, the Issuer must repay to the Subscriber, within 120 days of such notice, the Amount Owing as at the date of repayment.
7.10Assignment of the Sub Debt Instrument
The Sub Debt Instrument may be transferred (including by way of assignment) by the Subscriber to any of its Related Bodies Corporate, provided that:
(a)the Subscriber provides at least 10 Business Days' written notice to the Issuer of the proposed transfer;
(b)if any regulatory approvals or other consents are required in connection with any such transfer, such regulatory approvals or consents are obtained prior to the transfer; and
(c)no such transfer can occur if it is not permitted under the terms of the Subordination Deed.
7.11Notification of Tax Deduction
(a)The Issuer must make all payments to be made by it under the Sub Debt Instrument, a Convertible Note or this Agreement without any Tax Deduction unless such Tax Deduction is required by Law.
(b)The Issuer must promptly, on becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Subscriber accordingly.
(c)If the Issuer is required to make a Tax Deduction, the Issuer must make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by Law.
(d)Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Issuer must deliver to the Subscriber evidence satisfactory to the Subscriber, acting reasonably, that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant Governmental Agency.
8Representations and warranties
8.1Warranties by the Issuer
The Issuer represents and warrants to the Subscriber that each of the following statements is true, correct and complete as at the date of this Agreement (unless otherwise stated):
(a)(Status) Each Issuer Group Member is a corporation validly incorporated, organised and subsisting in accordance with the Laws of the place of its incorporation.
(b)(Not insolvent) No Issuer Group Member is Insolvent.

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(c)(Corporate power) It has full power and authority to enter into and perform its obligations under this Agreement and the Deed Poll in accordance with the terms of this Agreement and the Deed Poll.
(d)(Binding obligation) The entry into, delivery and performance of this Agreement and the Deed Poll have been duly authorised, executed and delivered by the Issuer and constitutes legal, valid and binding obligations of the Issuer except to the extent limited by equitable principles and Laws affecting creditors' rights generally.
(e)(No contravention) Neither the entry into nor performance by it of this Agreement or the Deed Poll nor any transaction contemplated under this Agreement or the Deed Poll, violates any provision of any judgment binding on it, its constituent documents, or any Law or document, agreement or other arrangement binding on it or its assets.
(f)(Capacity and authorisation) It has full power and capacity, and taken all necessary corporate or other action to approve and authorise its execution of this Agreement and the Deed Poll and it has taken all necessary corporate or other action to approve and authorise the issue of the Convertible Notes on the terms set out in this Agreement and the Deed Poll.
(g)(Validity of Convertible Notes) As at its Issue Date, the issue of each Convertible Note by the Issuer will have been duly authorised and, upon its issue, that Convertible Note will constitute legal, valid and binding obligations of the Issuer except to the extent limited by equitable principles and Laws affecting creditors' rights generally.
(h)(Continuous disclosure) The Issuer is in compliance with its continuous disclosure obligations under Listing Rule 3.1 and is not relying on the carve-out in Listing Rule 3.1A to withhold any information from the disclosure (other than the transactions contemplated by this Agreement and the Deed Poll).
(i)(Accuracy of information) The Disclosure Material is accurate in all material respects and was provided in good faith.
(j)(Ranking of Convertible Notes and Sub Debt Instrument) The Issuer's obligations under the Convertible Notes and Sub Debt Instrument are direct, unconditional, unsecured and subordinated obligations of the Issuer, junior only to the Senior Facility Agreement.
(k)(Compliance) The execution and delivery of this Agreement and the Deed Poll, the issue of the Convertible Notes, the carrying out of the other transactions contemplated by this Agreement and the Deed Poll and compliance with their terms do not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, the Constitution, or any indenture, trust deed, mortgage or other agreement or instrument to which the Issuer or any Issuer Group Member is a party or by which any of them or any of its properties is bound.
(l)(Capital structure) The capital structure of the Issuer comprises:
(i)2,868,680,877 Shares;
(ii)6,015,496 options;
(iii)2,364,444 service rights;
(iv)23,664,878 performance rights; and
(v)417,776,790 convertible notes, comprising the Tranche 1A Convertible Notes and the Tranche 1B Convertible Notes.

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(m)(Compliance with Law) Except as disclosed to the ASX in accordance with the Listing Rules within the 24 months prior to the date of this Agreement, and to the best of the Issuer's knowledge and belief, as at the date of this Agreement, each Issuer Group Member has conducted its business and affairs in accordance with its constituent documents and in all material respects in accordance with all applicable Laws and regulations.
(n)(No Proceedings) Except as disclosed to the ASX in accordance with the Listing Rules prior to the date of this Agreement, no Issuer Group Member is a party to any material Proceeding and to the best of the Issuer's knowledge and belief, as at the date of this Agreement there are no anticipated, pending or threatened Proceedings against any Issuer Group Member.
8.2Warranties by the Subscriber
The Subscriber represents and warrants to the Issuer that each of the following statements is true, correct and complete as at the date of this Agreement:
(a)(Status) It is a corporation validly incorporated, organised and subsisting in accordance with the Laws of the place of its incorporation.
(b)(Not insolvent) It is not Insolvent.
(c)(Corporate power) It has full power and authority to enter into and perform its obligations under this Agreement in accordance with the terms of this Agreement.
(d)(Binding obligation) This Agreement has been duly authorised, executed and delivered by the party and constitutes legal, valid and binding obligations of the party.
(e)(No contravention) Neither the entry into nor performance by it of this Agreement nor any transaction contemplated under this Agreement violates in any material respect any provision of any judgment binding on it, its constituent documents, or any Law or document, agreement or other arrangement binding on it or its assets.
(f)(Exempt Subscriber) It is a person to whom offers of securities do not require disclosure under Chapter 6D of the Corporations Act.
(g)(Consents) Other than as set out or contemplated in this Agreement, the Subscriber has all necessary regulatory approvals and consents required in order for it to enter into and perform its obligations under this Agreement.
(h)(Financing) The Subscriber has binding funding commitments available to it to discharge its financial obligations under this Agreement, and is not in breach of any terms or covenants under such commitments or any of its other debt facilities or loan agreements.
(i)(Probity) So far as the Subscriber is aware, there is no fact, matter or circumstance, including any pending, threatened or actual dispute or litigation, which might reasonably be expected to result in a failure by the Subscriber to satisfy the Condition Precedent at clause 4.1(c).
(j)(No agreements with third parties) The Subscriber is not a party to any agreement, arrangement or understanding with any third party in relation to any Shares and is not acting in concert with any third party in relation to the affairs (as defined in section 53 of the Corporations Act) of the Issuer.
8.3Knowledge
(a)Where any Issuer Warranty is, or any other provision of this Agreement is, qualified by reference to the Issuer’s awareness, knowledge, information, belief or similar of particular

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facts, matters or circumstances, the Subscriber acknowledges that the Issuer’s awareness, knowledge, information, belief or similar of a particular facts, matters or circumstances is limited to facts, matters and circumstances which:
(i)are within the actual awareness, knowledge, information, belief or similar of any Specified Person (defined in clause 8.3(b)) only; and/or
(ii)would be within the knowledge of any Specified Person as at the date on which the Issuer Warranty is given if all of the Specified Persons had made reasonable enquiries, including of their direct reports, in relation to the relevant facts, matters or circumstances.
(b)For the purposes of clause 8.3(a), the Specified Persons are:
(i)any Director of the Issuer;
(ii)Frank Krile (Chief Financial Officer);
(iii)Patrick McGlinchey (Chief Legal Officer (Interim)); and
(iv)any other person(s) who replace(s) them or assumes their respective or comparable roles.
8.4Reliance on representations and warranties
Each party acknowledges that the other has entered into this Agreement in reliance on the Warranties.
8.5Separate Warranties
Each Warranty is to be treated as a separate representation and warranty. The interpretation of any Warranty made may not be restricted by reference to or inference from any other Warranty.
8.6No Warranties as to Forward Looking Information
Without limiting clause 9.2(a), it is acknowledged and agreed that:
(a)no representation or Warranty, whether express or implied, is given by or on behalf of the Issuer or any Issuer Group Member in connection with any Forward Looking Information; and
(b)any reliance placed by the Subscriber on any Forward Looking Information will be solely at the Subscriber's own risk.
8.7Notice
Each party must immediately notify the other upon becoming aware of any breach of any representation or warranty given by it under this Agreement.
8.8Breach of representation or warranty
A party is in breach of a Warranty under this Agreement if any of the statements it represents and warrants is untrue, incorrect, or incomplete, including by omission.
8.9Survival of Obligations
Each representation or warranty in this Agreement survives the execution and delivery of this Agreement, the completion of the arrangements for the subscription and issue and conversion of the Convertible Notes and termination of this Agreement.

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9Undertakings
9.1Undertakings in respect of the Subordination Deed
(a)The Subscriber covenants in favour of the Issuer that it will not, without the consent of the Senior Agent take any action under this Agreement, or in respect of the Sub Debt Instrument or the Convertible Notes, which would breach any of its obligations under the Subordination Deed.
(b)The Issuer covenants in favour of the Subscriber that it will use reasonable endeavours, following the date of this Agreement, to negotiate with the Senior Finance Parties amendments to the Subordination Deed that are satisfactory to the Issuer.
9.2Sub Debt Undertakings
Subject to clause 9.4, in respect of the Sub Debt Instrument only, and only while there is any Principal Outstanding, provided that the Subscriber is not in material default of its obligations under this Agreement and that such default is not subsisting, the Issuer undertakes to the Subscriber on behalf of itself and each Issuer Group Member:
(a)subject to clause 9.2(b), not to incur any expenditures which are not contemplated in the Liquidity Scenario Document other than those expenditures:
(i)in connection with the ordinary course of business of an Issuer Group Member;
(ii)required for an Issuer Group Member to comply with applicable Laws and regulations; or
(iii)required in connection with implementing this Agreement.
(b)that the quantum and terms of any fines and penalties payable by the Issuer to any Governmental Agency are to be agreed with the Subscriber, other than:
(i)those fines and penalties which are required to be paid by an Issuer Group Member to comply with applicable Laws and regulations;
(ii)those fines and penalties which are required to be paid by an Issuer Group Member to comply with its obligations under any agreement entered into with the NICC, OLGR or AUSTRAC before the date of the Term Sheet; and
(iii)the $5,000,000 amount outstanding to the NICC in respect of the NICC's pecuniary penalty issued prior to the date of the Term Sheet;
(c)that it will not dispose of a material asset of the Issuer Group, other than those sales or disposals required to ensure that an Issuer Group Member can satisfy or perform their obligations under any agreement it entered into before the date of the Term Sheet (including, for the avoidance of doubt, any agreements, arrangements or understandings in relation to the DBC Exit Proposal) but, for the avoidance of doubt, this does not apply to any agreements, amendments, waivers or releases relating to those agreements, arrangements or understandings in relation to the DBC Exit Proposal entered into after the date of the Term Sheet;
(d)not to amend, modify, alter or repeal any constituent documents of any Issuer Group Members in a manner which would be adverse to the Subscriber;
(e)to conduct its business and affairs in all material respects in accordance with all applicable Laws and regulations; and

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(f)it will provide the following to the Subscriber, provided that the provision of such information does not violate the terms of any agreement entered into by any Issuer Group Member prior to the date of the Term Sheet:
(i)promptly after each relevant accounting period (but within 120 days), copies of its consolidated audited or unaudited balance sheet, cashflow statements and profit and loss statements for the period;
(ii)    promptly (but within 45 days) after each quarter, quarterly cashflow statements;
(iii)    promptly, details of any substantial dispute between an Issuer Group Member and a Governmental Agency, including details of any material updates to any existing disputes which are subsisting as at the date of this Agreement; and
(iv)    promptly, notice of any litigation to which an Issuer Group Member is party which could, or could reasonably be expected to, have a material adverse effect on the Issuer Group's financial position and affairs.
The Subscriber acknowledges that any information provided under this clause 9.2(f) by the Issuer is subject to the terms of the NDA.
9.3Additional Sub Debt Undertakings
While there is any Principal Outstanding and prior to the date that is five Business Days after the date on which a Change of Control occurs (if any), and provided that the Subscriber is not in material default of its obligations under this Agreement and that no such default is subsisting, the Issuer must not (and must procure that each other Issuer Group Member does not), without the prior written consent of the Subscriber:
(a)subject to clauses 12.2 and 12.3, issue (or agree to issue) any Shares, equity securities or debt securities for the primary purpose of raising capital;
(b)enter into any debt financing agreements (other than under or in accordance with the Senior Facility Agreement);
(c)enter into any material contract to acquire or dispose of any material assets, other than those acquisitions or disposals required to ensure that an Issuer Group Member can satisfy or perform their obligations under any agreement it entered into before the date of the Term Sheet (including, for the avoidance of doubt, any agreements, arrangements or understandings in relation to the DBC Exit Proposal) but, for the avoidance of doubt, this does not apply to any agreements, amendments, waivers or releases relating to those agreements, arrangements or understandings in relation to the DBC Exit Proposal entered into after the date of the Term Sheet;
(d)enter into any Material Operating Agreement (with the exception of any Permitted Material Operating Agreement or any insurance arrangements, electricity renewals or arrangements relating to property cleaning services, which for the avoidance of doubt are not subject to this clause 9.3(d)); and
(e)other than drawing down bank guarantee and other transactional and working capital facilities or electing to capitalise a portion of the interest otherwise payable in the ordinary course of business, and other than as expressly allowed or required under the Senior Facility Agreement or this Agreement, agree to take any action, or allow any other Issuer Group Member to agree to take any action, which would be a Voluntary Secured Lender Action.

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9.4Exceptions
The Sub Debt Undertakings do not apply to an action, omission or matter:
(a)that results or arises from regulatory or legislative changes, or any other changes in applicable Laws, affecting the business of the Issuer;
(b)to respond to or implement any formal direction or requirement of NICC or OLGR;
(c)to respond to an emergency or disaster;
(d)disclosed on ASX within the 24 months prior to the date of this Agreement;
(e)that is expressly allowed or required by, this Agreement or the Subordination Deed (in either case, only to the extent expressly allowed or required by the terms of this Agreement or the Subordination Deed); or
(f)in respect of which the Subscriber has expressly provided its prior written consent.
10Default
10.1Events of Default
Each of the following constitutes an Event of Default:
(a)(Default) The Issuer defaults on any payment under or fails to comply in a material respect with any material term of this Agreement or the Deed Poll.
(b)(Cross default) Any financial indebtedness of the Issuer or another Issuer Group Member in excess of $50,000,000:
(i)is not paid when due (or within an applicable grace period); or
(ii)becomes due and payable before its stated maturity or expiry.
(c)(Insolvency) An Issuer Group Member becomes Insolvent.
(d)(Breach of Undertaking) While the Sub Debt Instrument remains outstanding, the Issuer breaches a Sub Debt Undertaking.
10.2Cure Date
The Issuer must, upon the occurrence of any Event of Default other than that provided in clause 10.1(c) above (in respect of which there will be no cure period), take all reasonable steps to cure such Event of Default within 20 Business Days from the date on which any notification is provided by the Issuer to the Subscriber in writing (Cure Date).
10.3Rights of Subscriber upon an Event of Default
If any Event of Default occurs and it has not been cured in accordance with clause 10.2 by the Cure Date the Subscriber may, subject to the provisions of the Subordination Deed, declare, by notice to the Issuer, the total of all amounts outstanding and all other amounts payable by the Issuer to the Subscriber under this Agreement and the Deed Poll, payable at which point they shall become due and payable by the Issuer to the Subscriber within 120 days of such notice.
11Limitations of liability
11.1Disclosures
(a)To the maximum extent permitted by Law:
(a)all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) which are not expressly set out in this Agreement are

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excluded and, to the extent they cannot be excluded, the Issuer disclaims all liability in relation to them;
(b)the Subscriber agrees not to make and waives any right it might have to make any Claim against the Issuer or any of its Representatives in respect of the Issuer Warranties to the extent the Claim is based on any facts, matters or circumstances:
(i)expressly provided for in the Subordination Deed, this Agreement, the Deed Poll or the Liquidity Scenario Document;
(ii)within the actual knowledge of a member of the Subscriber Deal Team as at the date of this Agreement which, for these purposes, will be taken to include (and be limited to) the facts, matters or circumstances of which a member of the Subscriber Deal Team is actually aware as at the date of this Agreement;
(iii)Fairly Disclosed by the Issuer to the ASX within 24 months prior to the date of this Agreement; or
(iv)Fairly Disclosed in a document lodged with ASIC in the 24 months prior to the date of this Agreement, or which would be disclosed in a search of the PPS Register or the public records maintained by any Relevant Court in Australia in relation to the Issuer, in each case prior to the date of this Agreement.
11.2Claims and conditions of payment
Despite any other provision of this Agreement, each of the following applies in respect of a Claim relating to a breach of an Issuer Warranty under this Agreement.
(a)(Notice of Claims) The Issuer is not liable to make any payment (whether by way of damages or otherwise) in respect of any Issuer Warranty unless the Subscriber provides written notice of such Claim to the Issuer as soon as reasonably practicable after the Subscriber becomes aware of the fact, circumstance or matter on which the Claim is based and, in any event, on or before the date that is 12 months after it has first come to the Subscriber's attention that the fact, circumstance of matter will or is reasonably likely to give rise to a Claim.
(b)(Details of Claims) The Subscriber must include in a notice given under paragraph (a) reasonable particulars of the Claim, including details of the fact, circumstance or matter giving rise to the Claim, the nature of the Claim and, to the extent reasonably practicable, the Subscriber's calculation of the loss suffered, in so far as they are reasonably available to the Subscriber at the time.
(c)(Actions of Subscriber) The Issuer's liability in respect of any such Claim will be reduced or extinguished (as the case may be) to the extent that the liability relating to the Claim has arisen as a direct result of any act or omission by or on behalf of the Issuer where the Subscriber has given its prior written approval to that act or omission.
(d)(General limitations) The Issuer is not liable to make any payment (whether by way of payment of damages or otherwise) for any liability relating to Claim for a breach of an Issuer Warranty to the extent that the liability:
(i)(contingent liability) is contingent, unless and until such liability becomes an actual liability and is due and payable;
(ii)(change in Law or interpretation) arises from:
(A)any legislation not in force at the date of this Agreement;
(B)any change in the judicial interpretation of the Law in any jurisdiction after the date of this Agreement;

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(C)any change in the regulatory or administrative practice of any Governmental Agency after the date of this Agreement;
(D)any change in Accounting Standards after the date of this Agreement; or
(E)to the extent that it is increased as a result of, a change (including a retrospective change) in the rate of Tax or the method of calculating the rate of Tax after the date of this Agreement, except, in each case, where the relevant change has been announced before the date of the Term Sheet, in which case the relevant change will not have the effect of limiting Issuer’s liability to the extent that the relevant change is enacted in substantially the same manner as announced; or
(iii)(legal costs and expenses) is a legal cost or expense which is not a reasonable legal cost or expense.
(e)(Mitigation of loss) Until the Subscriber notifies the Issuer in accordance with clause 11.2(a), it must take, and ensure each of its Subsidiaries takes, reasonable steps to mitigate any loss which may give rise to the relevant Claim against the Issuer.
(f)None of the limitations in this clause 11 apply in relation to a Claim that arises as a result of the fraud or misconduct of one or more of any Issuer Group Member's directors, officers or senior executive employees.
11.3Statutory actions
To the maximum extent permitted by Law, the Subscriber agrees not to make and waives any right it might have to make any Claim against Issuer or any of its officers, employees or agents, whether in respect of the Issuer Warranties or otherwise, under:
(a)Part 7.10 of the Corporations Act;
(b)the Australian Securities and Investments Commission Act 2001 (Cth) in connection with a breach of section 12DA of that Act;
(c)the Australian Consumer Law (as contained in Schedule 2 of the Competition and Consumer Act 2010 (Cth) and equivalent State and Territory fair trading legislation); or
(d)any corresponding or similar provision of any Australian State or Territory legislation or any similar provision of any legislation in any relevant jurisdiction.
12Additional obligations and agreements
12.1Execution of the Deed Poll
On or before the date of this Agreement, the Issuer must execute and deliver the Deed Poll to the Subscriber.
12.2Future offers of Shares by the Issuer
Subject to any adjustments to the Conversion Price (as defined in the Terms and Conditions) set out in the Terms and Conditions, and notwithstanding any Sub Debt Undertakings to the contrary (for so long as there is any Principal Outstanding), nothing in this Agreement or the Deed Poll shall restrict the Issuer from undertaking any offer of Shares, including any entitlement offer to existing holders of its Shares, if:
(a)the Tranche 1A Convertible Notes and Tranche 1B Convertible Notes have been issued; and
(b)the General Meeting has been held in respect of the Tranche 2 Convertible Notes.

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12.3Employee Incentive Scheme
The Issuer is permitted to issue, transfer or allot, or agree to issue, or indicate in any way that it will or might, allot or agree to allot any equity securities or grant or agree to grant any options or rights in respect of such securities (or do anything economically equivalent to any of the foregoing) under an existing employee or director agreement or incentive plan in existence prior to the date of the Term Sheet with such changes as are necessitated by securities laws to enable relevant Issuer executives to participate in those plans.
12.4Board representation
(a)Subject to clause 12.4(b) and the requirements of all applicable Laws, including for the avoidance of doubt the Casino Control Act 1992 (NSW) and the Casino Control Act 1982 (Qld) and any agreement, contract or deed between any Issuer Group Member and any Governmental Agency concerning the casino, gaming or other business operations of any Issuer Group Member, in connection with the transactions contemplated by this Agreement, the Issuer acknowledges and agrees that:
(i)the Subscriber has put forward Soo Kim to be invited to attend meetings of the Board in accordance with, and subject to, the terms of an invitation letter and protocols to be provided to the Subscriber on or about the date of this Agreement;
(ii)following receipt of the Shareholder Approval only, subject to receipt of any approvals or consents required from a Governmental Agency and any standard background checks and due diligence for new hires, the Issuer and the Subscriber will agree appropriate operational roles for David Curry and Con Nikitas to be appointed to at the Issuer; and
(iii)subject to the Conditions Precedent being satisfied in respect of the Tranche 2 Convertible Notes and all of the Convertible Notes being converted into Conversion Shares, the Subscriber will seek to appoint additional and/or replacement Directors to the Board in accordance with, and subject to, the terms of the Constitution and nominee director protocols to be provided to the Subscriber on or about the date of this Agreement, such that:
(A)if the Other Investor also subscribes for and converts all of the Other Investor Notes into Shares, the Board will comprise:
(1)one Director appointed by the Other Investor;
(2)two Directors appointed by the Subscriber;
(3)the Managing Director of the Issuer; and
(4)such number of independent Directors so that the Board comprises a minimum of 5 Directors; or
(B)if the Other Investor does not subscribe for or convert all of the Other Investor Notes into Shares, the Subscriber will have majority representation on the Board.
(b)Notwithstanding any other provision of this Agreement:
(i)if the proposed appointment of any nominee director or invitee to the Board by the Subscriber, or the proposed employment described in clause 12.4(a)(ii) above, does not receive any approvals or consents required from a Governmental Agency, the Subscriber must procure the retirement, withdrawal or resignation, as applicable, of any such director, invitee to the Board or employee from such position within 2 Business Days of the date on which the Subscriber becomes

29

aware that the relevant consent or approval will not be obtained and the Subscriber may nominate an alternative nominee director, invitee to the Board or employee (as applicable) to fill such position; and
(ii)if, following the appointment of any nominee director or invitee to the Board by the Subscriber, or the employment of the relevant individuals described in clause 12.4(a)(ii) above, any approval or consent required from a Governmental Agency in connection with such appointment or employment is withdrawn or revoked, or the relevant Governmental Agency provides the Issuer with a direction that the relevant individual should no longer attend meetings of the Board, or otherwise be a nominee director, invitee to the Board or employee of the Issuer or any Issuer Group Member, then:
(A)the Issuer must provide the Subscriber with written notice as soon as reasonably practicable after it becomes aware of any such withdrawal, revocation or direction;
(B)within 2 Business Days of the date upon which the Issuer provides the Subscriber with the notice under clause 12.4(b)(ii)(A) above, the Subscriber must procure the retirement, withdrawal or resignation, as applicable, of any such director, invitee to the Board or employee from such position; and
(C)the Subscriber may nominate an alternative nominee director, invitee to the Board or employee (as applicable) to fill such position.
12.5No due diligence
The Subscriber acknowledges and confirms that, although it was offered the opportunity to do so, it has conducted no due diligence enquiries with respect to the Issuer Group, other than:
(a)reviewing the 15 month liquidity scenario documents dated 2 April 2025 and 6 April 2025;
(b)reviewing publicly available information, including information disclosed on ASX prior to the date of this Agreement; and
(c)certain limited conversations with representatives of the Issuer,
(d)and that it is nevertheless willing to enter into this Agreement.
12.6No conflicting actions
No party may take or omit to take any action, enter into any agreement, or make any commitment that would conflict or interfere in any material respect with its obligations to the other party under this Agreement.
12.7Further assurances
Each party must:
(a)take, or cause to be taken, all such further actions;
(b)execute and deliver all such other certificates, instruments and documents; and
(c)use its best endeavours to obtain (and refrain from taking any wilful action that would impede or delay obtaining) all third party consents, waivers, approvals, authorisations and orders needed, as may be necessary or required for effectually carrying out the terms of this Agreement.

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13Withdrawal of Recommendation or Voting Intention
Without limiting any other provision of this Agreement, the Issuer must procure that the Board collectively, and the Directors individually, do not adversely change, withdraw, adversely modify or adversely qualify (including by making any public statement supporting, endorsing or recommending a Superior Proposal and/or to the effect that they no longer support the transactions contemplated by this Agreement) its or their Recommendation or Voting Intention unless a Superior Proposal is publicly announced.
14GST
14.1GST treatment of supply of Convertible Notes
The parties acknowledge and agree the supply of the Convertible Notes under this Agreement constitutes a GST-free supply of securities pursuant to section 40-5, section 38-190 and section 9-30(3) of the GST Act.
14.2Recovery of GST
Notwithstanding clause 14.1, if GST as defined in GST Act (GST) is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.
14.3Liability net of GST
Where any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it shall be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.
14.4Adjustment events
If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties. In addition, where the adjustment event is in relation to a taxable supply, an adjustment note must be issued.
14.5Survival
This clause will not merge upon completion and will continue to apply after expiration or termination of this Agreement.
14.6Definitions
Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST Law (as defined in the GST Act) shall have the same meaning in this clause.
15Notices
Any notice, demand, consent or other communication (a Notice) given or made under this Agreement:
(a)must be in writing and signed by the sender or a person duly authorised by the sender (or in the case of email, set out the full name and position or title of the sender or person duly authorised by the sender);

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(b)must be delivered to the intended recipient by prepaid post (if posted to an address in another country, by registered airmail) or by hand or email to the address or email address below or the address or email address last notified by the intended recipient to the sender:

(i) to Issuer:	Address: Level 3, 159 William Street, Brisbane QLD 4000 Email: legal@star.com.au craig.busch@star.com.au Attention: Group Chief Legal Officer / Craig Busch
(ii) to Subscriber:	Address: 100 Westminster Street, Providence, RI 02903 Email: kbarker@ballys.com Attention: Kim Barker, Executive Vice President, Chief Legal Officer
Copy to: Con Boulougouris (c.boulougouris@minterellison.com)
(c)will be conclusively taken to be duly given or made and received:
(i)in the case of delivery in person, when delivered;
(ii)if sent by post, five days after posting (or ten days after posting if sent from one country to another); or
(iii)if sent by email, the first to occur of:
(A)when the sender receives an automated message confirming delivery; or
(B)four hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered or an automated ‘out of office’ reply.
but if the result is that a Notice would be taken to be given or made and received:
(iv)in the case of delivery by hand or post, at a time that is later than 5pm;
(v)in the case of delivery by email, at a time that is later than 5pm; or
(vi)on a day that is not a business day,
in the place specified by the intended recipient as its postal address under clause 15(b), it will be conclusively taken to have been duly given or and received at the start of business on the next business day in that place.
16Inside Information
The Subscriber acknowledges that information provided by the Issuer pursuant to this Agreement or the Terms and Conditions may comprise Inside Information. The Subscriber acknowledges that it must comply with (and must procure that each of its Subsidiaries and their respective employees and officers comply with) all applicable Laws (including the Corporations Act and Listing Rules) that may apply in relation to dealing in the securities of the Issuer while in possession of any Inside Information or the disclosure of such information.

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17General provisions
17.1Entire agreement
(a)This Agreement, the NDA, the Subordination Deed and the Deed Poll contain the entire agreement between the parties with respect to their subject matter. They set out the only conduct, representations, warranties, covenants, conditions, agreements or understanding (collectively Conduct) relied on by the parties and supersedes the Term Sheet and all earlier Conduct by or between the parties in connection with their subject matter. Neither party has relied on or is relying on any other Conduct in entering into this Agreement and completing the transactions contemplated by it.
(b)When Convertible Notes are issued, the rights of a Noteholder under the Deed Poll are cumulative with its rights under this Agreement, and in particular are not affected by termination of this Agreement.
17.2Severance
Any provision of this Agreement or the Deed Poll which is prohibited or unenforceable in any jurisdiction will be ineffective in that jurisdiction to the extent of the prohibition or unenforceability. That will not invalidate the remaining provisions of this Agreement or the Deed Poll nor affect the validity or enforceability of that provision in any other jurisdiction.
17.3Remedies and waiver
(a)No failure to exercise and no delay in exercising any right, power or remedy under this Agreement or the Deed Poll will operate as a waiver. Nor will any single or partial exercise of any right, power or remedy preclude any other or further exercise of that or any other right, power or remedy.
(b)The parties each acknowledge and agree that damages may not be an adequate remedy for breach of this agreement and that the Subscriber or the Issuer (as applicable) may seek specific performance or injunctive relief in order to enforce their respective rights under this Agreement and the Deed Poll.
17.4No merger
The rights and obligations of the parties will not merge on completion of any transaction under this Agreement or the Deed Poll. They will survive the execution and delivery of any other document entered into for the purpose of implementing any transaction.
17.5Assignment
(a)Subject to clauses 17.5(b) and 7.10, the rights and obligations of the parties under this Agreement are personal and may not be assigned to any other person or assumed by any other person except with the written consent of both parties to this Agreement.
(b)The Subscriber may only transfer any of its Convertible Notes in accordance with the Terms and Conditions.
17.6Amendment
No amendment to this Agreement shall be effective unless in writing and signed by each party to this Agreement.
17.7Costs
Each party must bear its own costs arising out of the negotiation, preparation and execution of the Term Sheet, Subordination Deed, this Agreement and the Deed Poll.

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17.8Remedies cumulative
All remedies afforded under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided in this Agreement and the Deed Poll or by Law or at equity.
17.9Governing law and Jurisdiction
This Agreement is governed by the Laws of New South Wales. Each party submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia.
17.10Counterparts and electronic execution
This Agreement may be executed electronically and in any number of counterparts. All counterparts taken together will be taken to constitute one agreement.
17.11Service of process
Without prejudice to any other mode of service allowed under any applicable Laws, the Subscriber:
(a)irrevocably appoints Emesco Agents Pty Ltd ABN 30 000 405 265 as its agent for service of process in relation to any proceedings in connection with this Agreement and the Subordination Deed:
Address: Level 40, Governor Macquarie Tower, 1 Farrer Place, Sydney NSW 2000
Attention: Michael Scarf
Email: michael.scarf@minterellison.com
(b)agrees that service of documents on its process agent at the address set out above (or any new address notified to the other parties in writing) is sufficient service on it; and
(c)agrees that failure by a process agent to notify the Subscriber of the process will not invalidate the proceedings concerned.
Emesco Agents Pty Ltd ABN 30 000 405 265 accepts its appointment as agent for service under this clause. If for any reason the person named above ceases to be able to act as process agent, the Subscriber must appoint another person as its process agent in Australia and ensure that the replacement process agent accepts its appointment.

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Executed as an agreement.

Executed in accordance with section 127 of the Corporations Act 2001 by The Star Entertainment Group Limited:
/s/ Steve McCann	/s/ Anne Ward
Director Signature	Director/Secretary Signature
Steve McCann	Anne Ward
Print Name	Print Name

Execution Page – Convertible Note Subscription Agreement

Executed by Bally’s Corporation by its duly authorised representative:

/s/ George Papanier
Signature George Papanier
Name President
Title

Execution Page – Convertible Note Subscription Agreement

Schedule 1 Deed Poll

Execution Page – Convertible Note Subscription Agreement